EXHIBIT 5

                                       SQUIRE, SANDERS & DEMPSEY L.L.P.
                                          Including
                                          STEEL HECTOR & DAVIS LLP
SQUIRE  | LEGAL
SANDERS | COUNSEL                      200 SOUTH BISCAYNE BOULEVARD SUITE 4000
        | WORLDWIDE                    MIAMI, FLORIDA 33131-2398

                                       OFFICE:     +1.305.577.7000
                                       FAX:        +1.305.577.7001


                                   December 19, 2005

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

     As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-8 to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof (the "Registration Statement") in connection with the FPL Group, Inc. Deferred Compensation Plan, as amended (the "Plan"). The Registration Statement registers $50,000,000 of deferred compensation obligations (the "Obligations") which will represent unsecured obligations of FPL Group issued under the Plan.

     In connection therewith, we have examined (i) FPL Group's Restated Articles of Incorporation and FPL Group's Bylaws, each as amended to the date hereof;
(ii) the Plan; (iii) resolutions adopted by the Board of Directors of FPL Group on December 16, 2005 with respect to the registration of the deferred compensation obligations; and (iv) and such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein.

     We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act and such other legal authority in Florida as we have deemed relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Obligations, when contributions are credited to the accounts of participants in accordance with the terms and conditions of the Plan and as contemplated by the Registration Statement, will be legally issued, valid and binding obligations of FPL Group, enforceable against FPL Group in accordance with their terms, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

     The foregoing opinions are rendered subject to the qualification that we are members of the Florida Bar. The foregoing opinions are limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ Squire, Sanders & Dempsey L.L.P.

                                           SQUIRE, SANDERS & DEMPSEY L.L.P.


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